EXHIBIT 99.1

McGrath RentCorp Announces Leadership Change

LIVERMORE, Calif., Feb. 17, 2017 (GLOBE NEWSWIRE) -- McGrath RentCorp (NASDAQ:MGRC), a diversified business-to-business rental company, today announced the early retirement of Dennis C. Kakures, President and CEO of the Company, as well as his resignation as a member of the board of directors of the Company, both effective February 17, 2017.  Mr. Kakures has been on a leave of absence.

“Dennis has been an integral part of McGrath RentCorp’s growth and success for more than three decades,” said Ronald Zech, Chairman of the board of directors. “All of us at the Company and on the board thank him for his long service, dedication and numerous contributions.  As both business associates and friends, the board and all McGrath RentCorp employees wish him the very best.”

“I am proud of the accomplishments McGrath RentCorp has achieved during my tenure, including the Company’s strategic vision and the strong management team that is in place.  I am confident of the Company’s future success,” said Mr. Kakures.  Mr. Kakures will assist the Company in the transition as a consultant.

The board of directors had previously instituted a continuity of leadership through the establishment of an Office of the Chief Executive Officer (the “CEO Office”), which reports to the full board of directors.  The CEO Office is comprised of Chairman Zech; Director, Robert C. Hood; Director, Elizabeth A. Fetter; Chief Operating Officer, Joseph F. Hanna; and Chief Financial Officer, Keith E. Pratt. The CEO Office will continue until a new Chief Executive Officer is appointed in due course.

About McGrath RentCorp

Founded in 1979, McGrath RentCorp is a diversified business-to-business rental company.  The Company’s Mobile Modular division rents and sells modular buildings to fulfill customers’ temporary and permanent classroom and office space needs in California, Texas, Florida, and the Mid-Atlantic from Washington D.C. to Georgia.  The Company’s TRS-RenTelco division rents and sells electronic test equipment and is one of the leading rental providers of general purpose and communications test equipment in the Americas.  The Company’s Adler Tank Rentals subsidiary rents and sells containment solutions for hazardous and nonhazardous liquids and solids with operations today serving key markets throughout the United States.  In 2008, the Company entered the portable storage container rental business under the trade name Mobile Modular Portable Storage.  Today, the business is located in the key markets of California, Texas, Florida, Northern Illinois, New Jersey and most recently entered the North Carolina region.  For more information on McGrath RentCorp and its operating units, please visit our websites:

Corporate – www.mgrc.com
Tanks and Boxes – www.adlertankrentals.com
Modular Buildings – www.mobilemodular.com
Portable Storage – www.mobilemodularcontainers.com
Electronic Test Equipment – www.trs-rentelco.com
School Facilities Manufacturing – www.enviroplex.com

5700 Las Positas Road
Livermore
California 94551
925 606 9200